As filed with the Securities and Exchange Commission on February 15, 2013

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

INNOVUS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	87-0324697
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

4275 Executive Square, Suite 207
San Diego, California	92037
(Address of Principal Executive Offices)	(Zip Code)

___________________

INNOVUS PHARMACEUTICALS, INC.

2013 Equity Incentive Plan

(Full Title of the Plan)

___________________

Bassam Damaj, Ph.D.	Copy to:
President and Chief Executive Officer	Wallace T. Boyack, Esq.
Innovus Pharmaceuticals, Inc.	BOYACK ASHTON LC
4275 Executive Square, Suite 207	2290 East 4500 South, Suite 130
San Diego, California 92037	Salt Lake City, Utah 84117
(858) 964-5123 ( Name, Address and Telephone Number of Agent for Service)	(801) 278-9925

___________________

  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)

Common Stock	10,000,000 (3)	$0.35	$3,500,000	$$477.40

(1)	Pursuant to Rules 416 and 457 under the Securities Act of 1933, as amended, this Registration Statement also covers an additional number of shares of Innovus Pharmaceuticals, Inc. Common Stock that may be issuable by reason of stock dividends, extraordinary cash dividends or other adjustment provisions of the 2013 Equity Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock reported on the OTC Bulletin Board on February 8, 2013.
(3)	Such shares are issuable under the registrant’s 2013 Equity Incentive Plan.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the registration of 4,000,000 shares of common stock, par value of $0.001 per share of Innovus Pharmaceuticals, Inc. (the “Registrant”) that may be issued in accordance with the Registrant’s 2013 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

_____________________

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 30, 2012;

b.	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the last fiscal year covered by the annual report referenced in Paragraph a. above; and

c.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-SB filed on October 20, 2007, as such description was updated by Form 8-K filed December 12, 2011.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 78.7502 of the Nevada Revised Statutes, our articles of incorporation provide that we shall indemnify each and every officer and director to the fullest extent permitted by applicable state law. Consequently, our directors and officers generally will not be personally liable to us or our stockholders for monetary damages unless:

• The director’s or officer’s act or failure to act constitutes a breach of his or her fiduciary duties as a director or officer, and his breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

• The director or officer does not act in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the director or officer has reasonable cause to believe his or her conduct was unlawful.

Our bylaws provide that we shall indemnify and hold harmless each person who shall serve at any time as one of our directors or officers from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of having been a director or officer of our compony, or by reason of any action alleged to have been taken or omitted to have been taken by him or her as such director or officer. Our bylaws further provide that we shall reimburse each such person for all legal and other expenses reasonably incurred in connection with any such claim or liability; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her own negligence or willful misconduct. The right of any person to be indemnified under our bylaws is subject to the right of the Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expesnse of our company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

The rights accruing to any person under the provisions of our bylaws do not exclude any other right to which an officer or director may be entitled, including rights under the NRS, our articles of incorporation, under indemnification agreements, pursuant to a vote of shareholders or disinterested directors, or otherwise.

We have entered into, and we may in the future enter into, agreements relating to indemnification with certain of our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. Indemnification agreements may provide that we will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. Indemnification agreements may also provide for partial indemnification for a portion of expenses incurred by a director or officer even if the director or officer is not entitled to indemnification for the total amount.

In accordance with permissive provisions in our bylaws, we may maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was a director, officer, employee or other agent of ours or is or was serving at our request as a director, officer, employee or agent of another entity regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

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ITEM 8. EXHIBITS

Exhibit No.	Description

4.1	Form of common stock certificate.*
4. 2	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-SB filed December 20, 2007).
4.3	Certificate of Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed December 12, 2011).
4.4	By-Laws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-SB filed December 20, 2007).
4.5	2013 Equity Incentive Plan.*
4.6	Form of Restricted Stock Grant Agreement.*
4.7	Form of Stock Unit Agreement.*
4.8	Form of Nonstatutory Stock Option Agreement.*
4.9	Form of Incentive Stock Option Agreement.*
5.1	Opinion of Boyack Ashton LC (regarding validity of common stock being registered).*
23.1	Consent of EisnerAmper, LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Boyack Ashton LC (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of signature page to this Registration Statement).

* filed herewith

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 15th day of February, 2013.

INNOVUS PHARMACEUTICALS, INC. .

Date: February 15, 2013
	By:	/s/ Bassam Damaj
Name: Bassam Damaj
Title: President and Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Bassam Damaj and Vivian H. Liu, each or any of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he or she may or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Bassam Damaj	President, Chief Executive Officer. Chief Financial	February 15, 2013
Bassam Damaj	Officer, and Director (Principal Executive Officer and
Principal Financial Officer)
/s/ Vivian H. Liu	Director	February 15, 2013
Vivian Liu

/s/ Henry Esber, PhD	Director	February 15, 2013
Henry Esber, PhD

/s/ Ziad Mirza, MD	Director	February 15, 2013
Ziad Mirza, MD

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